Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Volcano Corporation for the registration of debt securities, common stock, preferred stock, warrants and units and to the incorporation by reference therein of our reports dated March 5, 2010, with respect to the consolidated financial statements of Volcano Corporation, and the effectiveness of internal control over financial reporting of Volcano Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California

September 10, 2010